EXHIBIT 10.1


                           AMERICAN EXPRESS COMPANY

                 2003 SHARE EQUIVALENT UNIT PLAN FOR DIRECTORS
                          (As adopted April 28, 2003)


SECTION 1.  EFFECTIVE DATE

The effective date of the Plan is April 28, 2003, except as otherwise provided herein.

SECTION 2.  ELIGIBILITY

Any Director of American Express Company (the "Company") who is not a current or former officer or employee of the Company or a subsidiary thereof is eligible to participate in the Plan.

SECTION 3.  ADMINISTRATION

The Nominating and Governance Committee of the Board of Directors shall administer the Plan. The committee shall have all the powers necessary to administer the Plan, including the right to interpret the provisions of the Plan and to establish rules and prescribe any forms for the administration of the Plan.

SECTION 4.  SEU ACCOUNTS

The Nominating and Governance Committee of the Board shall, on an annual basis, determine, in its discretion, a number of Share Equivalent Units ("SEUs") to be credited to a book-entry account established for each non-employee Director under the Plan upon his or her election or reelection to the Board of Directors of the Company at the Annual Meeting of the Company's Shareholders held in such year, PROVIDED that the number of SEUs to be credited must be the same for each such director for such year. Each SEU will have the value of a share of the Company's common stock, par value $0.20 per share ("the Common Shares"). At certain times the Company may be temporarily precluded from crediting the Plan accounts as a result of the application of securities or other laws. In such instance, the Nominating and Governance Committee will credit the accounts as soon as feasible thereafter.

SECTION 5.  DIVIDEND EQUIVALENTS

On any dividend payment date for the Company's Common Shares, dividend equivalents in the form of additional SEUs will be credited to the Director's account equal to (i) the per share cash dividend, multiplied by (ii) the number of such units credited to such Director's account prior to the payment of dividends on such payment date, divided by (iii) the average market price of the Common Shares on the payment date.

SECTION 6.  STOCK SPLITS

In the event of any change in the outstanding Common Shares of the Company by reasons of any stock split, stock dividend, split up, split-off, spin-off, recapitalization, merger, consolidation, rights offering, reorganization, combination or exchange of shares, a sale by the Company of all or part of its assets, any distribution to shareholders other than a normal cash dividend, or other extraordinary or unusual event, the number of SEUs credited to a Director's account shall be automatically adjusted on the same basis so

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that the proportionate interest of the Director under the Plan shall be maintained as before the occurrence of such event.

SECTION 7.  VALUING UNITS PAYABLE TO DIRECTORS

On any date on which SEUs are payable to a Director (other than in the case of SEUs paid in respect of the payment of dividends), the SEUs will be valued for payment by multiplying the applicable number of units by the average of the average market price of a Common Share as reported on the New York Stock Exchange Composite Transactions Tape for the fifteen (15) trading days immediately preceding the date of payment.

The average market price on any valuation date under the Plan shall be the average of the highest and lowest sales prices of the stock as reported on the New York Stock Exchange Composite Transactions Tape.


SECTION 8.  FORM OF DISTRIBUTION OF ACCOUNT BALANCE

A Director may elect to receive SEUs accumulated in his or her account under the Plan in cash in either (a) a lump sum or (b) a number of annual installments (not to exceed 10) as specified by that Director. A Director who is newly elected to the Board must make such election within 60 days after his or her being credited with SEUs for the first time pursuant to Section 4 hereof, which election will be applicable to the entire balance of SEUs in his or her account. Thereafter, if a Director changes his or her election, he or she must do so not later than February 15th of each year, and upon commencement of distributions from a Director's account, the most current election will govern provided that any change in election has been in effect for at least one year prior to the Director's termination of service as a director. Moreover, to the extent that a Director is a participant in the Company's Deferred Compensation Plan for Directors (the "DCP"), then the Director's election regarding distributions made pursuant to
Section 6 of the DCP will govern and supersede any election made under the Plan. Regardless of the election that a Director may make, he or she must begin to receive distributions not earlier than his or her termination of service as a director and not later than the tenth anniversary of termination of such service. In the absence of a valid election, the SEUs that have accumulated in a Director's account will be distributed as promptly as administratively practicable following such Director's termination of service as a director.

If the Director elects to receive installment payments, then subsequent annual installments will be distributed to the Director on the anniversary date of the first distribution. Each installment will be paid proportionally, based on the number of remaining installment payments and the number of remaining SEUs accumulated in the Director's account, including related accrued dividends.

SECTION 9.  DEATH PRIOR TO RECEIPT

In the event that a Director dies prior to receipt of any or all of the amounts payable to him or her pursuant to the Plan, any amounts that are then credited to the Director's SEU account shall be paid to the legal representatives of the Director's estate in a lump sum within sixty (60) days following the Company's receipt of notification of the Director's death.

SECTION 10.  DIRECTOR'S RIGHTS UNSECURED

The right of any Director to receive future payments under the provisions of the Plan shall be an unsecured, contractual claim against the general assets of the Company. The Plan shall be unfunded. The

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Company shall not be required to establish any special or separate fund or to make any segregation of assets the payment of any amounts under the Plan.

Participants may not sell, transfer, assign, pledge, levy, attach, encumber or alienate any amounts payable under the Plan.

SECTION 11.  STATEMENT OF ACCOUNT

A statement of account will be sent to each Director not later than sixty (60) days after the close of each calendar quarter, which will confirm the Director's SEU account balance as of the end of the preceding quarter.

SECTION 12.  AMENDMENT

The Plan may be amended at any time and from time to time by the Board of Directors of the Company; provided, however, that the Board may not adopt any amendment that would materially and adversely affect any right of or benefit to any Director with respect to any SEUs theretofore credited without such Director's written consent.

SECTION 13.  TERMINATION

This Plan shall terminate upon the earlier of the following dates or events to occur:

     (a)  upon the adoption of a resolution of the Board terminating the Plan;
          or

     (b)  April 28, 2013.